EXHIBIT 21

TEXAS REGIONAL BANCSHARES, INC.
LIST OF SUBSIDIARIES
DECEMBER 31, 1999

                                                                 PERCENTAGE OF
DECEMBER 31, 1999                             JURISDICTION OF  VOTING SECURITIES
NAME                             DOMICILE      ORGANIZATION          OWNED
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Texas Regional Delaware, Inc.  Wilmington, DE    Delaware            100%
Texas State Bank               McAllen, TX       Texas               100%
TSB Securities, Inc.           McAllen, TX       Texas               100%
TSB Properties, Inc.           McAllen, TX       Texas               100%
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